SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

LODGENET ENTERTAINMENT CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3900 West Innovaton Street
Sioux Falls, South Dakota 57107

March 29, 2004

Dear Fellow Stockholder:

      You are cordially invited to attend the 2004 Annual Meeting of Stockholders of LodgeNet Entertainment Corporation. The meeting will be held on Wednesday, May 5, 2004, at 9:00 a.m., Central Daylight Time, at LodgeNet’s Corporate Offices, 3900 West Innovation Street, Sioux Falls, South Dakota 57107. I encourage you to read carefully the enclosed Notice of Annual Meeting and Proxy Statement.

      I hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, I urge you to complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting. Your vote is important, whether you own a few shares or many.

Sincerely,

SCOTT C. PETERSEN
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Audit Committee Charter

LODGENET ENTERTAINMENT CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Stockholders (the “Meeting”) of LodgeNet Entertainment Corporation (the “Company”) will be held at LodgeNet’s Corporate Offices, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 on Wednesday, May 5, 2004, at 9:00 a.m., Central Daylight Time, for the purpose of considering and voting upon the following matters:

To Receive and Consider:

      The report of management on the business of the Company and the Company’s audited financial statements for the fiscal year ended December 31, 2003, together with the report thereon of PricewaterhouseCoopers LLP, the Company’s independent accountants.

To Act On:

1.	Election of Directors. To elect two persons to the Board of Directors of the Company to serve for three-year terms expiring in 2007 and until such persons’ successors are elected and qualified. The Board of Directors’ nominees are:

Scott C. Petersen
Scott H. Shlecter

2.	Ratification of Appointment of Independent Accountants. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004.

3.	Other Business. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

      Only those stockholders of record on March 12, 2004 shall be entitled to notice of and to vote in person or by proxy at the Meeting.

      The Proxy Statement which accompanies this notice contains additional information regarding the proposals to be considered at the Meeting and stockholders are encouraged to read it in its entirety.

      As set forth in the enclosed Proxy Statement, the proxy is solicited by and on behalf of the Board of Directors of the Company. It is expected that these materials will be first mailed to stockholders on or about March 29, 2004.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO BE SURE THAT YOUR STOCK IS VOTED. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

By Order of the Board of Directors,

DANIEL P. JOHNSON
Secretary

Dated: March 29, 2004

LODGENET ENTERTAINMENT CORPORATION

3900 West Innovation Street
Sioux Falls, South Dakota 57107
(605) 988-1000

PROXY STATEMENT

Annual Meeting of Stockholders
May 5, 2004

GENERAL INFORMATION

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of LodgeNet Entertainment Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held on Wednesday, May 5, 2004, at LodgeNet’s Corporate Offices, 3900 West Innovation Street, Sioux Falls, South Dakota 57107 at 9:00 a.m., Central Daylight Time, and at any and all adjournments thereof. Gary H. Ritondaro and David M. Bankers, the designated proxyholders (the “Proxyholders”), are members of the Company’s management. This Proxy Statement and the enclosed proxy card (the “Proxy”) and other enclosures will be first mailed to stockholders on or about March 29, 2004. Only stockholders of record on March 12, 2004 (the “Record Date”) are entitled to vote in person or by proxy at the Meeting.

ABOUT THE ANNUAL MEETING

What is the purpose of the Meeting?

      At the Meeting, stockholders will act upon the matters outlined in the Notice of Meeting on the cover page of this Proxy Statement, including the election of directors and ratification of the Company’s independent accountants. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to vote at the Meeting?

      Only stockholders of record at the close of business on March 12, 2004, the Record Date for the Meeting, are entitled to receive notice of and to participate in the Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the Meeting, or any postponements or adjournments of the Meeting.

What are the rights of the holders of LodgeNet common stock?

      Each outstanding share of the Company’s common stock will be entitled to one vote on each matter considered at the Meeting.

Who can attend the Meeting?

      All stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of the Record Date.

May I record the Meeting?

      No. Cameras, recording devices and other electronic devices are not permitted at the Meeting.

What constitutes a quorum?

      The presence at the Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, thus permitting the Meeting to conduct its business. As of the Record Date, 13,079,076 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence, in person or by proxy, of the holders of common stock representing at least 6,539,538 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Meeting.

How do I vote?

      If you complete and properly sign the accompanying proxy card and return it in the enclosed envelope, it will be voted as you direct. If you attend the meeting in person, you may deliver your completed proxy card in person. Proxy cards and ballots will be available at the Meeting.

Is cumulative voting allowed?

      No. The Company’s Certificate of Incorporation does not authorize cumulative voting. Each stockholder is entitled to one vote, in person or by proxy, for each share of common stock standing in his, her or its name on the books of the Company as of the Record Date on any matter submitted to the stockholders.

Can I vote electronically over the Internet?

      You should refer to the instructions included with your proxy card or contact your broker or nominee to determine if you may vote your shares electronically and, if so, the method and deadline for voting electronically.

Can I change my vote after I return my proxy card?

      Yes. Even after you have submitted your Proxy, you may change your vote at any time before the Proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed Proxy bearing a later date. The powers of the Proxyholders will be suspended if you attend the Meeting in person and so request, although attendance at the Meeting will not by itself revoke a previously granted Proxy.

What are the Board’s recommendations?

      Unless you give instructions on your proxy card, the persons named as Proxyholders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•	for election of the nominated slate of directors (see Item 1); and

•	for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal 2004 (see Item 2)

      With respect to any other matter that properly comes before the Meeting, the Proxyholders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required for the election of Directors?

      The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Who pays for the cost of soliciting proxies?

      This Proxy Statement is prepared on behalf of the Board of Directors of the Company and the Company will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in this solicitation of Proxies also will be borne by the Company. It is contemplated that Proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. The Company does not intend to utilize the services of other individuals or entities not employed by or affiliated with the Company in connection with the solicitation of Proxies.

How much stock is authorized and how much was outstanding on the Record Date?

      As of the Record Date, the authorized capital of the Company consisted of 50,000,000 shares of common stock, par value $.01 per share, of which 13,079,076 shares were issued and outstanding, and 5,000,000 shares of preferred stock, $.01 par value, of which there were no shares outstanding.

Who are the largest owners of the Company’s stock and how much stock do the Company’s directors and executive officers own?

      The following table sets forth the beneficial ownership of the Company’s stock as of the Record Date by each person known to the Company to be the record or beneficial owner of more than five percent of the outstanding shares of common stock (other than depositories holding shares of common stock in “street name”), by each director and nominee for director, each Named Executive Officer, and by all directors and executive officers, as a group:

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner(1)(2)	Beneficial Ownership(3)	Class(3)

Scott C. Petersen, Chairman of the Board, President and Chief Executive Officer(4)	580,568	4.4%
David M. Bankers, Senior Vice President, Product and Technology(4)	130,849	1.0%
Stephen D. McCarty, Senior Vice President, Sales and Hotel Relations(4)	48,708	*
Steven R. Pofahl, Senior Vice President, Technical Operations(4)	51,335	*
Gary H. Ritondaro, Senior Vice President, Finance, Information and Administration(4)(21)	53,794	*
Steven D. Truckenmiller, Senior Vice President, Programming and Content Management(4)(22)	155,732	1.2%
R. Douglas Bradbury, Director(5)	56,519	*
Lawrence Flinn, Jr., Director(6)(23)	183,078	1.4%
Richard R. Hylland, Director(7)	88,078	*
R. F. Leyendecker, Director(8)	90,078	*
Jarl Mohn, Director(9)	37,542	*
Scott H. Shlecter, Director(10)	12,000	*

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner(1)(2)	Beneficial Ownership(3)	Class(3)

Alex Brown Investment Management(11)	930,590	7.1%
Barclays Global Investors NA(12)	828,349	6.3%
Hilton Hotels Corporation(13)	1,662,006	12.7%
PAR Investment Partners, L.P.(14)	1,825,000	13.9%
Vanguard Explorer Fund(15)(17)	889,700	7.0%
Wellington Management Company LLP(16)(17)	1,747,140	13.8%
Deutsche Bank AG(18)	855,590	6.8%
TimesSquare Capital Management Inc.(19)	1,288,293	9.8%
Goldman Sachs Asset Management(20)	803,377	6.1%
Directors and Executive Officers(4)(5)(6)(7)(8)(9)(10) (a group of 12 persons)	1,488,281	11.3%

*	Denotes less than 1%.

(1)	Unless otherwise indicated, the address of such person is 3900 West Innovation Street, Sioux Falls, South Dakota 57107.

(2)	Each named person has sole voting and investment power with respect to the shares listed, except as noted below.

(3)	Shares which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group).

(4)	Includes shares issuable upon the exercise of options to purchase Common Stock which the person (or group) has the right to acquire within 60 days after the Record Date as follows: Mr. Petersen, 330,486 shares; Mr. Bankers, 127,750 shares; Mr. McCarty, 44,250 shares; Mr. Pofahl, 47,500 shares; Mr. Ritondaro, 46,250 shares; and Mr. Truckenmiller, 52,500 shares; and all directors and executive officers as a group, 1,057,710 shares. For Mr. Petersen, also includes 7,500 shares of restricted stock issued to Mr. Petersen on January 9, 2004, 166,700 shares owned by Mr. Petersen’s spouse and 6,150 shares owned by Mr. Petersen’s children. For Mr. Bankers, also includes 3,000 shares of restricted stock issued to Mr. Bankers on January 9, 2004 and 99 shares owned by Mr. Bankers’ children. For Mr. McCarty, also includes 3,000 shares of restricted stock issued to Mr. McCarty on January 9, 2004. For Mr. Pofahl, also includes 2,500 shares of restricted stock issued to Mr. Pofahl on January 9, 2004. For Mr. Ritondaro, also includes 4,000 shares of restricted stock issued to Mr. Ritondaro on January 9, 2004. For Mr. Truckenmiller, also includes 2,500 shares of restricted stock issued to Mr. Truckenmiller on January 9, 2004

(5)	Includes 54,000 shares of common stock which Mr. Bradbury has the right to acquire by the exercise of vested stock options.

(6)	Includes 77,000 shares of common stock which Mr. Flinn has the right to acquire by the exercise of vested stock options.

(7)	Includes 82,000 shares of common stock which Mr. Hylland has the right to acquire by the exercise of vested stock options.

(8)	Includes 87,000 shares of common stock which Mr. Leyendecker has the right to acquire by the exercise of vested stock options.

(9)	Includes 36,000 shares of common stock which Mr. Mohn has the right to acquire by the exercise of vested stock options.

(10)	Includes 12,000 shares of common stock which Mr. Shlecter has the right to acquire by the exercise of vested stock options. On February 10, 2004, the Board elected Mr. Shlecter to the Board of Directors to a term expiring in May 2004 and recommended Mr. Shlecter for election by the Stockholders to a term expiring in 2007.

(11)	The address for Alex Brown Investment Management is 217 E. Redwood Street, Suite 1400, Baltimore, Maryland, 21202; address and share ownership information based on Schedule 13G filed for the year ended December 31, 2003.

(12)	The address for Barclays Global Investors NA is 45 Fremont Street, San Francisco, CA 94105; address and share ownership information based on Schedule 13G filed for the year ended December 31, 2003.

(13)	Includes warrants for 1,662,006 shares, dated October 9, 2000 with an exercise price of $20.437 per share and an expiration date of October 9, 2007. The address for Hilton Hotels Corporation is 9336 Civic Center Drive, Beverly Hills, CA 90210.

(14)	The address of PAR Investment Partners, L.P. is One Financial Center, Suite 1600, Boston MA 02111; address and share ownership information based on Schedule 13F filed for the year ended December 31, 2003.

(15)	The address for Vanguard Explorer Fund is 100 Vanguard Blvd., Malvern, PA 19355; address and share ownership information based on Schedule 13G filed for the year ended December 31 2003.

(16)	The address of Wellington Management Company LLP is 75 State Street, Boston, Massachusetts 02109; address and share ownership information based on Schedule 13G filed for the year ended December 31, 2003.

(17)	According to the Schedule 13G filed by Wellington Management Company LLP, the Vanguard Explorer Fund is a client of Wellington Management Company LLP and the beneficial ownership reported by Wellington Management Company LLP includes LodgeNet common stock of which Vanguard Explorer Fund is the owner of record and which would total more than five percent of the outstanding LodgeNet common stock.

(18)	The address of Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt AM Main, Federal Republic of Germany; address and share ownership information based on Schedule 13G for the year ended December 31, 2003.

(19)	The address for TimesSquare Capital Management Inc. is 4 Times Square, New York, NY 10004; address and share ownership information based on Schedule 13G for the year ended December 31, 2003.

(20)	The address for Goldman Sachs Asset Management is 32 Old Slip, New York, NY 10005; address and share ownership information based on Schedule 13G for the year ended December 31, 2003.

(21)	Mr. Ritondaro also serves as the Company’s Principal Financial and Accounting Officer.

(22)	On February 11, 2003, Mr. Truckenmiller was promoted by the Company to Senior Vice President, Programming and Content Management.

(23)	Mr. Flinn has informed the Company that he is retiring as a director as of March 31, 2004.

ELECTION OF DIRECTORS

Board of Directors and Nominees

      The Company’s Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors but may not be less than three nor more than nine. The Board of Directors is currently composed of seven members. The Bylaws further provide for the division of the directors into three classes of approximately equal size, with directors in each class elected for a three-year term and approximately one-third of the directors elected each year.

      The directors nominated for election are Scott C. Petersen and Scott H. Shlecter. Mr. Petersen is completing the term to which he was elected by the stockholders in 2001. Mr. Shlecter was appointed to the Board in February 2004 and is standing for election for the first time. Each nominee has indicated his willingness to serve and, unless otherwise instructed, Proxies will be voted in favor of such nominees. In the event that either Mr. Petersen or Mr. Shlecter should be unable to serve as a director, it is intended that the

Proxies will be voted for the election of a substitute nominee(s), if any, as shall be designated by the Board of Directors. The Company has no reason to believe that the nominees will be unavailable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

      The following table sets forth certain information, as of the Record Date, with respect to the nominee for director and the continuing directors of the Company. The number of shares of common stock beneficially owned by the nominee for director and the continuing directors is set forth above under “Beneficial Ownership of Principal Stockholders and Management.”

			Year First
			Became
		Principal Occupation or Employment	Director(1)/
Name	Age	for the Past Five Years	Term Expires

Nominees for Director:
Scott C. Petersen	48	Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Petersen joined the Company in 1987 as Senior Vice President for Corporate and Legal Affairs, was appointed Executive Vice President and Chief Operating Officer in 1991, was appointed President and Chief Executive Officer in July 1998 and became Chairman of the Board in October 2000.	1993/2004
Scott H. Shlecter	51	Managing Director and Portfolio Manager of Kayne Anderson Capital Advisors LP, February 2002 — present; Director of Glacier Water Services Inc. (HOO)*, a provider of drinking water, 1998 — present; Independent Consultant, October 2000 — February 2002; Founder and CEO of Jewelry.Com from September 1999 — September 2000; Founder and President, L.E.K. Consulting, LLC; September 1986 — August 1999.	2004/2004
Other Directors:
R. Douglas Bradbury	53	Private Investor; Executive Vice President, RCN Corporation, October 2003 — March 2004; Vice Chairman of the Board of Level 3 Communications, Inc. (LVLT)*, a telecommunications and information services company, from 2000 — 2003; Executive Vice President from 1997 — 2003; Chief Financial Officer, 1997 — 2000; and Director from 1998 — 2003.	1999/2006
Richard R. Hylland	43	Chairman & CEO of DT Capital LLC, a private investment firm, 2003 — present; Director, MDC Partners Inc., a marketing communications company, (MDCA)*, 1999 — present; former President, Chief Operating Officer and Director of NorthWestern Corporation (NOR)*, a diversified energy and communications company; Vice Chairman of NorthWestern Growth Corporation; Cornerstone Propane GP, Inc.; Blue Dot Services, Inc.; and Netexit, Inc. (f/k/a Expanets, Inc.) from 1998 — 2003.(2)	1990/2006

			Year First
			Became
		Principal Occupation or Employment	Director(1)/
Name	Age	for the Past Five Years	Term Expires

R.F. Leyendecker	58	Private Investor; former Vice President of Regulatory Affairs for NorthWestern Services Group, Inc. a subsidiary of NorthWestern Corporation (NOR)*, 2000 — 2003; President and Chief Executive Officer for NorthWestern Energy Corporation and NorCom Advanced Technologies, Inc. (both wholly owned subsidiaries of NOR), 1996 — 2000.(2)	1986/2005
Jarl Mohn	52	President, The Mohn Family Foundation; former President and CEO of Liberty Digital, Inc., a former subsidiary of Liberty Media Corporation (L)*, 1999 — 2002; President and CEO of E! Entertainment Television, 1990 — 1999; Director of E. W. Scripps Company (SSP)*; Director of CNET Networks (CNET)*; Director of The Game Show Network.	2002/2005
Lawrence Flinn, Jr.	68	Private Investor; former Chairman of United Video Satellite Group, Inc.; Mr. Flinn has informed the Company that he is retiring as a director as of March 31, 2004.	1994/2004

*	Denotes public company.

(1)	For purposes of this table, the year in which an individual first became a director of the Company shall be the year in which such individual was first appointed to the Board of Directors of the Company or its South Dakota predecessor.

(2)	NorthWestern Corporation filed for protection under federal bankruptcy laws in September 2003. Messrs. Hylland and Leyendecker were no longer executive officers or directors of NorthWestern Corporation at that time.

Procedures for Nominating Directors

      The procedures for nominating directors, other than by the Board of Directors, are set forth in the Bylaws. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company’s principal office. Such notice must be received at least 90 days prior to the date on which, in the immediately preceding calendar year, the Company’s Annual Meeting of Stockholders for such year was held; provided, however, that in the event the date of the Annual Meeting is changed by more than 30 days from such anniversary date, such stockholder’s notice must be received by the Secretary of the Company no later than 10 days after notice or prior public disclosure of the meeting is first given or made to stockholders. The stockholder’s notice must be in writing and must set forth as to each proposed nominee all information relating to such person that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to, such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected. The stockholder notice must also set forth the name and address of the nominating stockholder. If the stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. The Company has also adopted policies for director nominations, as described below under “Nomination of Directors.”

Corporate Governance and Committees of the Board of Directors

Independence

      The Board of Directors has determined that each of Messrs. Bradbury, Flinn, Hylland, Leyendecker, Mohn and Shlecter are “independent”, as such term is defined by the NASDAQ listing standards.

Committees

      The Audit Committee of the Board of Directors is composed of three non-employee directors who are financially literate in financial and auditing matters and are “independent”, as such term is defined by the Nasdaq listing standards. The Audit Committee of the Board of Directors is composed of Messrs. Bradbury (Chair), Hylland and Leyendecker. The Audit Committee provides assistance to the Board of Directors in satisfying its responsibilities relating to accounting, auditing, and financial reporting requirements of the Company. The Audit Committee also appoints the independent accountants to conduct the annual audit of the Company’s financial statements and confers with the independent accountants prior to the release of quarterly earnings. The Audit Committee met nine times during 2003. For further information regarding the Audit Committee, see “Report of the Audit Committee.” The charter of the Audit Committee is attached hereto as Annex I.

      The Compensation Committee of the Board of Directors is composed of Messrs. Mohn (Chair), Flinn and Leyendecker, each of whom is “independent,” as such term is defined by the Nasdaq listing standards. The Compensation Committee is responsible for establishing compensation policies, for setting compensation levels for the Company’s executive officers and serves as disinterested administrators of the Company’s 1993 Stock Option Plan and the Company’s 2003 Stock Option and Incentive Plan. The Compensation Committee met four times during 2003. For a description of the functions of the Compensation Committee, see “ELECTION OF DIRECTORS — Executive Compensation — Report of the Compensation Committee on Executive Compensation.”

      The Governance and Nomination Committee (the “Governance Committee”) of the Board of Directors is composed of Messrs. Hylland (Chair), Bradbury, Flinn and Mohn, each of whom is considered “independent”, as such term is defined by the NASDAQ listing standards. The Governance Committee oversees corporate governance and Board membership matters and provides assistance to the Board of Directors in any matter involving governance and Board membership issues. The Governance Committee also works with the Company and the Company’s compliance officer on issues concerning the Company’s Rules of Conduct and Ethics and the Company’s Non-Retaliation Policy. The Governance Committee met a total of five times during 2003. The charter of the Governance Committee is attached hereto as Annex II.

      The Board of Directors met five times during 2003. Each of the persons who were directors of the Company during 2003 attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he served. Directors are encouraged to attend annual meetings. Five directors attended the annual meeting held in May 2003.

Nomination of Directors

      The Governance and Nomination Committee (“Governance Committee”) may, in its discretion, retain a third-party executive search firm to identify candidates. A stockholder who wishes to recommend a prospective nominee for the Board of Directors should send a letter to the attention of the Company’s General Counsel or the Chair of the Governance Committee, addressed to the Company. The letter should include whatever supporting material the stockholder considers appropriate. Stockholders may also follow the procedure set forth under “ELECTION OF DIRECTORS — Procedures for nominating directors.”

      Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to or known by the Governance Committee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the following factors:

•	the need for additional Board of Director members to fill vacancies or expand the size of the Board; and

•	the likelihood that the prospective nominee can satisfy the evaluation factors described below.

      If the Governance Committee determines (in consultation with the independent director group and the Chairman of the Board, as appropriate) that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience on its own or through the third-party search firm. The Governance Committee then evaluates the prospective nominee against the standards and qualifications it determines are relevant, including his or her:

•	experience in the Company’s core business or ancillary markets, in foreign markets, or in complex business strategy or operations;

•	ability to represent the interests of the shareholders of the Company;

•	standards of integrity, commitment and independence of thought and judgment; and

•	ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties.

      The Governance Committee also considers such other relevant factors as it deems appropriate, including:

•	the current composition of the Board of Directors, and the extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the Board of Directors;

•	the need for Audit Committee, Compensation Committee or Governance Committee expertise; and

•	the evaluations of other prospective nominees.

      If the Governance Committee determines an interview is warranted based on this evaluation, one or more members of the Governance Committee (and others as appropriate) interview the prospective nominee in person or by telephone. Finally, after completing this evaluation and interview, the Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee. The same standards and processes are applied to nominees identified by the Governance Committee, the search firm or stockholders.

Communications with Board

      Stockholders and other parties interested in communicating directly with the Board of Directors or independent directors as a group may do so by writing to the Governance Committee at the Company.

      The General Counsel of the Company reviews letters received by the Company and addressed to members of the Board of Directors. The General Counsel maintains a log of all such correspondence. The General Counsel regularly forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the General Counsel, deals with the functions of the Board of Directors or its committees or that he otherwise determines requires their attention, except correspondence which is frivolous or duplicative. Directors may at any time review the log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence.

      In addition, the General Counsel forwards to the Audit Committee any concerns relating to accounting, internal controls or auditing matters for handling in accordance with procedures established by the Audit Committee with respect to such matters.

Director Compensation

      The compensation paid to each non-employee director is set at $20,000 per year plus $500 for each committee meeting attended in person and $300 for each committee meeting attended by teleconference. The non-employee directors also receive reimbursement for travel and related expenses for attendance at Board of Directors and Committee meetings. The non-employee directors receive half of their annual retainer in the form of cash and the other half in shares of the Company’s common stock. In addition, non-employee directors may receive upon their initial election or appointment to the Board of Directors a nonqualified stock option to purchase no less than 12,000 shares of common stock under the 2003 Plan, plus non-employee directors receive 12,000 options on each anniversary of such election during the term of service. In addition, the 2003 Plan provides the Administrator the authority to grant non-employee directors additional nonqualified stock options from time to time. In connection with Mr. Flinn’s resignation from the Board of Directors, the Company agreed to extend the exercise period for options to purchase 5,000 shares of common stock previously granted to him, at $14.25 per share, for an additional 12 months in consideration of his service to the Company and his agreement to enter into a non-competition agreement.

Compliance with Reporting Requirements of Section 16 of the Exchange Act

      Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding 10% or more of the common stock are required to report their ownership of common stock and any changes in that ownership to the Securities and Exchange Commission (the “SEC”) and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. To the Company’s knowledge, based solely upon a review of copies of such reports received by the Company which were filed with the SEC from January 1, 2003 through the Record Date, and upon written representations from such persons that no other reports were required, the Company has been advised that all reports following noted required to be filed under Section 16(a) have been timely filed with the SEC with the exception of the following reports:

On February 11, 2003 Steven D. Truckenmiller was promoted to Senior Vice President and received a stock option grant. As a Senior Vice President, Mr. Truckenmiller also became a Section 16 reporting officer. Mr. Truckenmiller reported the February 11, 2003 option grant on his report on Form 3 filed on February 18, 2003. On August 15, 2003 annual stock option grants were issued to each of the Company’s non-employee outside directors (R. Douglas Bradbury, Lawrence Flinn, Jr., Richard R. Hylland, R. F. Leyendecker and Jarl Mohn) and the report on Form 4 for those option grants were inadvertently not timely filed. The reports on Form 4 for each of those option grants were subsequently filed on September 10, 2003.

Executive Officers

      Set forth below is certain information concerning the Company’s executive officers, and their ages, as of March 29, 2004:

Name and Position	Age

David M. Bankers, Senior Vice President, Product and Technology	47
Stephen D. McCarty, Senior Vice President, Sales and Hotel Relations	45
Scott C. Petersen, Chairman of the Board, President and Chief Executive Officer	48
Steven R. Pofahl, Senior Vice President, Technical Operations	44
Gary H. Ritondaro, Senior Vice President, Finance, Information and Administration	57
Steven D. Truckenmiller, Senior Vice President, Programming and Content Management	51

      David M. Bankers has served as the Company’s Senior Vice President and Chief Technology Officer since December 1998. Mr. Bankers joined the Company in 1989 as Director of Information Systems and was appointed Vice President of Corporate Technologies in 1992.

      Steven D. McCarty has served as the Company’s Senior Vice President, Sales and Hotel Relations since July 2002. Mr. McCarty joined the Company in 1992 as Texas Regional Sales Manager and served as Director of Sales, Eastern Region from June 1992 to August 1998, Vice President, Director Sales from August 1998 to December 1999 and Vice President, Sales from January 2000 to July 2002.

      Scott C. Petersen is the Company’s Chairman of the Board, President and Chief Executive Officer. Please see Mr. Petersen’s biographical information set forth above.

      Steven R. Pofahl has served as the Company’s Senior Vice President, Technical Operation since July 2002. Mr. Pofahl joined the Company in 1989 and served as Director of Installations from March 1992 to March 1996 and Vice President, Technical Operations from March 1996 to July 2002.

      Gary H. Ritondaro has served as the Company’s Senior Vice President and Chief Financial Officer since 2001. Prior to joining the Company, Mr. Ritondaro served as Senior Vice President and Chief Financial Officer for Mail-Well, Inc., a New York Stock Exchange listed manufacturer of envelopes, commercial printing and labels, from 1999 to 2001. From 1996 to 1999, Mr. Ritondaro was Vice President and Chief Financial Officer for Ferro Corporation, a New York Stock Exchange listed international manufacturer of specialty plastics, chemicals, colors, industrial coatings and ceramics.

      Steven D. Truckenmiller has served as the Company’s Senior Vice President, Programming and Content Management since February 2003. Mr. Truckenmiller is one of the Company’s founding stockholders and was appointed Vice President of Technical Services in 1985, Vice President of Technical Development in 1988 and Vice President of Guest Pay Services in 1991.

Executive Compensation

Summary of Cash and Certain Other Compensation

      The following table sets forth certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chairman and Chief Executive Officer (“CEO”) and the Company’s five most highly compensated executive officers other than the CEO (determined as of the end of the last fiscal year) whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2003.

Summary Compensation Table(1)

					Long-Term Compensation
		Annual Compensation
					Number of
				Other Annual	Stock Options	Option
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)(6)	Granted(2) (#)	Price ($)

Scott C. Petersen	2003	432,298	202,863	47,984	57,500	10.19
Chairman of the Board,	2002	411,539	359,846	46,325	80,000	16.50
President, Chief Executive	2001	375,000	160,315	43,028	60,000	15.84
Officer
Gary H. Ritondaro(3)	2003	334,866	100,999	28,671	25,000	10.19
Senior Vice President,	2002	320,577	179,022	27,481	35,000	16.50
Finance, Information and	2001	240,539	71,905	144,890	30,000	16.00
Administration
David M. Bankers	2003	244,731	73,865	21,921	25,000	10.19
Senior Vice President,	2002	228,269	127,485	20,543	35,000	16.50
Product and Technology	2001	210,000	61,425	18,653	30,000	15.84
Stephen D. McCarty(4)	2003	237,298	71,604	21,359	20,000	10.19
Senior Vice President,	2002	188,462	124,773	42,638	27,500	—	(7)
Sales and Hotel Relations
Steven R. Pofahl(4)	2003	192,298	58,037	17,984	20,000	10.19
Senior Vice President,	2002	163,035	89,674	15,680	27,500	—	(7)
Technical Operations
Steven D. Truckenmiller(5)	2003	183,265	56,529	17,379	20,000	10.19
Senior Vice President,
Programming and Content
Management

(1)	Includes all the Company’s executive officers, which, for purposes of this Proxy Statement, are referred to as “Named Executive Officers.”

(2)	The 2003 options consist of options granted in December 2002 as part of the 2003 compensation package as follows: Mr. Petersen, 57,500 options; Mr. Ritondaro, 25,000 options; Mr. Bankers, 25,000 options; Mr. McCarty, 20,000 options; Mr. Pofahl, 20,000 options; and Mr. Truckenmiller, 7,500 options. The 2002 options include options granted in December 2001 as part of the 2002 compensation package as follows: Mr. Petersen, 80,000 options; Mr. Ritondaro, 35,000 options; Mr. Bankers, 35,000 options; Mr. McCarty, 12,500 options; and Mr. Pofahl, 12,500 options. For each of Mr. McCarty and Mr. Pofahl, the 2002 options also include 15,000 options granted in July 2002. The 2001 options consist of options granted in December 2000 as part of the 2001 compensation package as follows: Mr. Petersen, 60,000 options; and Mr. Bankers, 30,000 options. For Mr. Ritondaro, the 2001 options consist of 30,000 options granted in February 2001.

(3)	Mr. Ritondaro also serves as the Company’s Principal Financial and Accounting Officer.

(4)	On July 15, 2002, Mr. McCarty and Mr. Pofahl were each promoted to their respective Senior Vice President positions.

(5)	On February 11, 2003, Mr. Truckenmiller was promoted by the Company to Senior Vice President, Programming and Content Management.

(6)	Reflects compensation paid to the Named Executive Officers by the Company in order for them to purchase individual supplemental insurance coverage and other benefits. For Mr. Petersen it also reflects automobile allowance compensation. For Mr. McCarty it also reflects $25,000 paid to Mr. McCarty in 2002 for moving related expenses. For Mr. Ritondaro it also reflects a $30,000 signing bonus and $94,034 in moving related expenses paid to Mr. Ritondaro in 2001.

(7)	The 2002 options for each of Mr. Pofahl and Mr. McCarty consist of 12,500 options priced at $16.50 and 15,000 options priced at $14.62.

Employment Agreements

      The Company has entered into an employment agreement (the “Employment Agreement”) with Mr. Petersen to serve as the Company’s Chairman of the Board, President and Chief Executive Officer, which was amended and restated in September 2002. Mr. Petersen’s Employment Agreement currently continues until December 31, 2005; provided, that such date shall be automatically extended for an additional year (resulting in a rolling two year term) unless either the Company or Mr. Petersen provides proper notice that such party does not wish to extend. Mr. Petersen’s base salary for 2003 was $432,500, and he received an annual performance bonus of $202,863 for 2003. In addition, Mr. Petersen is entitled to participate in various Company benefit plans.

      Mr. Petersen’s employment may be terminated prior to the expiration of the term of the agreement (i) upon Mr. Petersen’s death or disability or (ii) by the Company at any time upon proper notice, with or without cause, by action of its Board of Directors. In the event of any such termination of employment, the following termination benefits apply: (x) for any termination, other than for cause (including a termination due to death or disability), the Company will pay a pro rata portion of the greater of the preceding year’s bonus or the bonus that would have been earned for the current year under any bonus program in which Mr. Petersen may be participating at the time, unless such payment is not permitted by the terms of the plan; and (y) for any termination by the Board of Directors without cause, by Mr. Petersen with good reason, or an election by the Company not to allow the Employment Agreement to automatically extend, the Company will pay Mr. Petersen an additional severance payment equal to two times Mr. Petersen’s annual base salary and bonus, unless such termination is by the Company or by Mr. Petersen for good reason within 24 months of a change of control involving the Company, in which case the Company will pay Mr. Petersen two and one-half times his annual base salary and bonus. Mr. Petersen’s amended and restated employment agreement replaces and supersedes the severance agreement previously entered into by Mr. Petersen with the Company. The Employment Agreement contains a covenant by Mr. Petersen not to compete with the Company, or to work for a competing business, for two years following the termination of his employment.

      On May 11, 1999, the Company entered into employment agreements with David M. Bankers, the Company’s Senior Vice President, Product and Technology. On March 1, 2001, the Company entered into an employment agreement with Gary H. Ritondaro, the Company’s Senior Vice President, Finance, Information and Administration. On March 1, 2003, the Company entered into an employment agreement with each of Stephen D. McCarty, the Company’s Senior Vice President, Sales and Hotel Relations, Steven R. Pofahl, the Company’s Senior Vice President, Technical Operations and Steven D. Truckenmiller, the Company’s Senior Vice President, Programming and Content Management. Each of the employment agreements with the aforementioned officers expire as of December 31 of each year, subject to automatic renewal on November 1 of each year. Accordingly, such employment agreements all currently expire December 31, 2004 and are subject to automatic renewal for another year on November 1, 2004. The employment of each of the Senior Vice Presidents may be terminated prior to the expiration of the term of the agreement (i) automatically upon death or disability or (ii) by the Company at any time, with or without cause, by action of its Board of Directors. In the event of any such termination of employment, the following termination benefits apply: (x) for any termination, other than for cause (including a termination due to death or disability), the Company will pay a pro rata portion of the maximum bonus for the then current year under any bonus program in which such executive may be participating at the time, unless such payment is not permitted by the terms of the plan; and (y) for any termination by the Board of Directors without cause, including an election by the Company not to allow the agreement to automatically extend, with respect to Messrs. Bankers and Ritondaro, the Company will pay the executive an additional severance payment for a period of twenty-four months at a monthly rate equal to the executive’s monthly base salary increased by twenty percent; and with respect to Messrs. McCarty, Pofahl and Truckenmiller, the Company will pay the executive a severance payment for a period of twelve months at a monthly rate equal to the executive’s monthly base salary increased by twenty percent. In the event of a termination after a change in control involving the Company, the terms of the executive’s agreement will be governed by the terms and conditions of the Severance Agreements described below. The employment agreements contain a covenant by each of the executives not to compete with the Company, or to work for a competing business, for the term of his employment. Should an executive compete with the Company following his termination, the Company’s obligation to make severance or other payments shall immediately cease.

      In July 1995, the Compensation Committee authorized the Company to enter into agreements (the “Severance Agreements”) with the Company’s President and its other executive officers providing for the payment of certain compensation and other benefits in the event of a covered termination of the executive’s employment within two years following a “change in control” involving the Company. Mr. Petersen’s Severance Agreement has been terminated and replaced by his Employment Agreement discussed above. No compensation is payable to any executive under the Severance Agreements unless (i) there has been a change in control and (ii) the executive’s employment with the Company shall have been terminated (including a substantial reduction in duties or compensation, but excluding termination as a result of the death or permanent disability of the executive or for cause or voluntary retirement). A “change in control” is generally defined as the occurrence of any of the following: (i) any person or group becomes the beneficial owner of securities representing 30% or more of the voting power of the Company’s outstanding capital stock having the right to vote in the election of directors (excluding any such transaction that is effected at an actual or implied average valuation of less than $6.75 per share of common stock); (ii) a majority of the members of the Board of Directors shall not for any reason be the individuals who at the beginning of such period constitute the Board of Directors or persons nominated by such members; (iii) any merger, consolidation or sale of all or substantially all of the assets of the Company (meaning assets representing 30% or more of the net tangible assets of the Company or generating 30% or more of the Company’s operating cash flow), excluding a business combination or transaction in which: (a) the stockholders of the Company prior to such transaction continue to represent more than 70% of the voting power of the Company immediately after giving effect to such transaction; (b) no person or group becomes the beneficial owner of 30% or more of the Company’s voting stock; or (c) the purchase price results in an actual or implied average valuation of less than $6.75 per share of common stock; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company; or (v) the occurrence of any other event that would be required to be reported as a change in control in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act.

      Upon a covered termination, the executive is entitled to receive a lump sum payment equal to the compensation the executive would have received over a 30-month period, a pro rata portion of any bonus the executive would have received for the year in which such termination occurs, any stock options previously granted to the executive will become fully vested, and the executive will be entitled to the continuation of the insurance and other welfare benefits then being received by such executive for a 30-month period. The Severance Agreements contain a covenant not to compete with the Company for a period of six months following a covered termination, and executives are not required to mitigate any termination benefits (nor will such benefits be reduced by compensation received from other employment). The Severance Agreements terminate upon the earlier of: (i) five years (subject to automatic one-year extensions unless the Board of Directors otherwise notifies the executive); (ii) the termination of the executive’s employment other than pursuant to a covered termination described above; (iii) two years from the date of a change in control of the Company if there has not been a covered termination; and (iv) prior to a change in control upon the executive’s ceasing to be an executive officer of the Company.

Stock Options

      The following table contains information concerning the grant of stock options during the fiscal year ended December 31, 2003 to the Named Executive Officers.

Option Grants In Fiscal Year 2003

	Individual Grants
					Potential Realizable
		Percent of			at Assumed Annual
	Number of	Total			Rates of Stock Price
	Securities	Options/SARs			Appreciation for
	Underlying	Granted to			Option Term(2)
	Options/SARs	Employees	Exercise or Base
Name	Granted (#)(1)	in 2003 (%)	Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Scott C. Petersen	57,500	10.6	10.19	12/17/2012	368,485	933,814
Gary H. Ritondaro	25,000	4.6	10.19	12/17/2012	160,211	406,006
David M. Bankers	25,000	4.6	10.19	12/17/2012	160,211	406,006
Stephen D. McCarty	20,000	3.7	10.19	12/17/2012	128,169	324,805
Steven R. Pofahl	20,000	3.7	10.19	12/17/2012	128,169	324,805

Steven D. Truckenmiller	7,500	1.4	10.19	12/17/2012	48,063	121,802
	12,500	2.3	10.19	02/10/2013	80,106	203,003

(1)	Other than the 12,500 options granted to Mr. Truckenmiller in connection with his promotion to Senior Vice President on February 11, 2003, no other options were granted to any of the Named Executive Officers in 2003. However, option grants were made to the Named Executive Officers in December 2002 as part of the 2003 compensation package and those grants are shown in the table above.

(2)	These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on a variety of factors, including market conditions and the price performance of the common stock. There can be no assurance that the rates of appreciation presented in this table can be achieved.

Option Exercises and Holdings

      The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 2003 and unexercised options held by the Named Executive Officers as of December 31, 2003:

Aggregated Option Exercises in Fiscal Year 2003

and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Number of		Underlying Options at		In-the-Money Options at
	Shares		12/31/03 (#)		12/31/03 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Scott C. Petersen	159,232	1,837,745	317,986	110,625	1,542,193	456,681
Gary H. Ritondaro	0	—	38,750	51,250	115,913	217,038
David M. Bankers	0	—	121,750	49,750	486,188	201,138
Stephen D. McCarty	0	—	41,750	35,000	108,007	179,750
Steven R. Pofahl	1,000	3,520	45,000	37,500	124,250	179,750
Steven D. Truckenmiller	0	—	46,875	28,125	167,869	161,631

(1)	Value of unexercised “in-the-money” options is the difference between the market price of the common stock on December 31, 2003 ($18.28 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      For purposes of this Compensation Committee Report, as appropriate, the term “Named Executive Officers” includes all the Company’s executive officers, as set forth above in the Summary Compensation Table.

      The Compensation Committee of the Board of Directors (the “Committee”) is responsible for developing and making recommendations to the Board of Directors with respect to the Company’s executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board of Directors, determines on an annual basis the compensation to be paid to the Company’s Chief Executive Officer and each of the other Named Executive Officers and administers the Company’s equity incentive plans. The Committee consists exclusively of independent directors. Set forth below is the Report of the Committee addressing the Company’s policies regarding executive compensation for 2003.

Compensation Policies Applicable to Executive Officers

      Compensation Philosophy and Objectives. The Company’s success is dependent upon its ability to attract and retain highly qualified and motivated executives. The Company endorses the philosophy that executive compensation should reflect Company performance and the contribution of such officers to that performance. The Company’s compensation policies are designed by the Compensation Committee to achieve three fundamental objectives: (i) attract and retain qualified executives, (ii) motivate performance to achieve specific strategic objectives of the Company, and (iii) align the interests of senior management with the long-term interests of the Company’s stockholders. The three key elements of the Company’s compensation program currently are base salary, an annual performance-based cash bonus, and long-term equity-based incentives. To assist it in meeting its responsibilities, the Committee retained Hewitt & Associates, a national compensation consulting firm, in October 2003 to prepare a report on current trends and standards in executive compensation and to advise the Committee.

      The Named Executive Officers are also permitted to participate in the Company’s broad based employee benefit plans and receive supplementary payments to enable such executives to purchase additional insurance coverage and other benefits. The incremental cost to the Company of the benefits provided under these plans to the Named Executive Officers averaged approximately 9.5% of their base salaries in 2003.

      Base Salaries. The Company’s approach to compensating Named Executive Officers has been to pay base salaries which are competitive with the salaries paid to executives of other companies of similar size and, based upon the Committee’s judgment of the particular individual’s experience, performance and potential contributions to the Company. The Company believes executive compensation levels must be competitive with those provided to other executives with similar responsibilities in similarly sized companies in order to attract and retain qualified executives crucial to the Company’s long-term success. The group of companies considered by the Committee is broader than the group shown in the performance graph included below because the Company believes that it competes with a broader group of companies for executive talent.

      The Company’s Chief Executive Officer, Mr. Petersen, is employed pursuant to his Employment Agreement dated September 2002, which is summarized above in “Executive Compensation — Employment Agreements.” In approving Mr. Petersen’s compensation program for 2003, the Committee considered many factors, including current trends and standards in Chief Executive Officer compensation, Mr. Petersen’s performance, and Mr. Petersen recommendation that his base salary be increased only to approximate the rate of inflation given the then unfavorable economic climate. Mr. Petersen’s base salary of $432,500 for 2003 represents an increase of $7,500, or 1.8% from his base compensation in 2002. With respect to the Company’s other Named Executive Officers, based on the policies and factors described above, including the performance of the Company and peer group compensation, the Committee approved base salary adjustments for 2003 averaging 4.8% for such Named Executive Officers.

      Bonus Compensation. The Named Executive Officers are eligible to receive annual cash incentive compensation based on achieving specific goals and objectives established by the Committee. In November 2002, the Committee established an executive bonus program for 2003 based on the achievement by the executive of a combination of target goals relating to operating income before depreciation and amortization, growth in digital rooms, total property-based capital investment per digital rooms installed and the achievement of personal goals, the particular combination of targets and their respective weighting being dependent upon the nature of the participating executive’s areas of responsibility. Target bonuses under the program, assuming budgeted expectations were met, could range from 45% to 70% of base salary depending upon the executive’s position. If results significantly exceeded budgeted expectations, bonus payments under the program could range from approximately 60% up to 95% of base salary. The Committee met in February 2004 to evaluate the Company’s performance and determine the 2003 bonuses for Named Executive Officers. The Committee considered whether the target goals for 2003 were attained and reviewed strategic events that occurred during the year. In light of the foregoing, the Committee approved the cash bonus payments to the Named Executive Officers reflected in the Summary Compensation Table.

      Equity-Based Incentives. The Company believes that stock ownership by Named Executive Officers and key employees aligns their interests with those of stockholders. Stock options granted to such persons are intended to provide such employees with an incentive to achieve superior performance that will be reflected in the appreciation of the Company’s common stock. The terms and conditions of such options are determined and administered by the Committee. Generally, stock options are granted annually with an exercise price equal to the prevailing market value of the Company’s common stock at the time of grant, have 10 year terms and vest over a four year period. The nature of the long-term stock option compensation means that participating Named Executive Officers will not realize compensation unless the value of the Company’s common stock increases. Each Named Executive Officer is considered for stock options based on his or her responsibilities in the Company, as well as stock option award levels of comparable companies. Option grants made to the Named Executive Officers in 2002 with respect to their 2003 compensation program totaled 145,000 shares and are reflected in the Summary Compensation Table. Also, when Steven D. Truckenmiller became a Senior Vice President in February 2003, he received options to purchase 12,500 shares of common stock. Under the 2003 Plan, the Company also has the flexibility to grant officers, directors and employees a variety of awards, including options, restricted stock and stock appreciation rights. No restricted stock awards or stock appreciation rights were granted in 2003. In January 2004 restricted stock awards were issued to each of Mr. Petersen, Mr. Ritondaro, Mr. Bankers, Mr. McCarty, Mr. Pofahl and Mr. Truckenmiller. See Footnote (4) to the Beneficial Ownership Table for additional information on those restricted stock awards.

      Severance Agreements. The Board of Directors believes that it is in the interest of the Company and its stockholders to reinforce and encourage the continued dedication of the Company’s Named Executive Officers without the distractions occasioned by the possibility of an abrupt change in control of the Company. In July 1995, the Committee authorized the Company to enter into severance agreements with the Company’s president and its other Named Executive Officers providing for the payment of certain compensation and other benefits in the event of a covered termination of the executive’s employment within two years following a “change in control” involving the Company. The severance agreement with Mr. Petersen has been terminated and superseded by his September 2002 Employment Agreement as discussed above. See “Executive Compensation — Employment Agreements.”

      IRC Section 162(m). Section 162(m) of the Internal Revenue Code disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officer and the four most highly compensated Names Executive Officers (other than the chief executive officer), unless certain criteria are satisfied. No Named Executive Officer of the Company received compensation in excess of such amount and, accordingly, in 2003 the Board of Directors took no action with respect to qualifying for any exemption from such limitation.

      The Report of the Compensation Committee on Executive Compensation shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

THE COMPENSATION COMMITTEE

Jarl Mohn, Chair
Lawrence Flinn, Jr.
R. F. Leyendecker

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Since the Company became a public company in October 1993, no member of the Compensation Committee has ever served as an officer of the Company. Certain compensation matters were reviewed by the entire Board of Directors, which includes Mr. Petersen, Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Mohn, a director and Chair of the Compensation Committee, is a director of E.W. Scripps Company and a director of The Game Show Network. Mr. Flinn, a director and member of the Compensation Committee, is not a director of any other publicly traded company. Mr. Leyendecker, a director and member of the Compensation Committee, who retired in March 2003 as an officer of NorthWestern Services Group, Inc., a wholly owned subsidiary of NorthWestern Corporation, is not a director of any other publicly traded company.

REPORT OF THE AUDIT COMMITTEE

      The Company’s Audit Committee consists of three directors, each of whom was “independent” in accordance with the Nasdaq listing requirements. In February 2004, the Board of Directors approved the designation of Audit Committee Chair R. Douglas Bradbury as the Audit Committee’s “financial expert”, in accordance with SEC rules. The Audit Committee is responsible for overseeing management’s financial reporting practices and internal controls. As part of its responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2003; discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, by the Auditing Standards Board of the American Institute of Certified Public Accountants; received and discussed with the independent accountants the matters required by Independence Standards Board Statement No. 1, Independence Discussions With Audit Committees; and has discussed with the independent accountants their independence. The Audit Committee also received and discussed with the independent accountants the Company’s critical accounting policies, as described in the Company’s Annual Report on Form 10-K. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

      The Audit Committee acts under an Audit Committee Charter which is reviewed annually by the Audit Committee. The Audit Committee Charter was most recently amended on February 11, 2004. The full text of the Company’s Audit Committee Charter is attached to this Proxy Statement as Annex I. The Audit Committee Charter is used by the Audit Committee to guide its activities.

      The fees billed by PricewaterhouseCoopers LLP in 2003, by category, were as follows:

Audit fees(1)	$227,697
Audit-related fees(2)	$28,930
Tax fees	$-0-
All other fees	$-0-

      The fees billed by PricewaterhouseCoopers LLP in 2002, by category, were as follows:

Audit fees(1)	$113,002
Audit-related fees(2)	$52,948
Tax fees	$-0-
All other fees	$-0-

      The fees billed by Arthur Anderson LLP in 2002, by category, were as follows:

Audit fees	$20,450
Audit-related fees(3)	$13,690
Tax fees	$-0-
All other fees	$-0-

(1)	Audit fees consist of services rendered for the audit of the annual financial statements, including required quarterly reviews, statutory and regulatory filings or engagements and services that generally only the auditor can reasonably be expected to provide. For 2003, this includes fees of $98,387 related to the Company’s Registration Statement in connection with its offering of notes.

(2)	Audit related fees were for assurance and related services related to employee benefit plan audit and consultations concerning financial accounting and reporting standards.

(3)	Audit related fees were for assurance and related services related to employee benefit plan audit.

      The Audit Committee Charter provides that the Audit Committee shall approve in advance any fees related to non-audit services. Accordingly, the Company’s independent accountant submits to the Audit Committee a notice of services proposed to be provided and the associated fees prior to the provision of any non-audit services. The Audit Committee considers such proposals at its regular meetings. During 2003 all such non-audit fees were pre-approved by the Audit Committee.

      The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent accountant for 2004 and recommended that such selection be presented to the Company’s stockholders for ratification at the Meeting.

THE AUDIT COMMITTEE

R. Douglas Bradbury, Chair
Richard R. Hylland
R. F. Leyendecker

Independent Accountants

      On May 31, 2002, the Company engaged the services of PricewaterhouseCoopers LLP, as its independent accountants to replace the Company’s prior accountants, Arthur Andersen LLP. The change of accountants became effective May 31, 2002, following completion by Arthur Andersen LLP of its review of the Company’s financial statements for the fiscal quarter ended March 31, 2002, which were filed on May 15, 2002 in conjunction with the filing of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002. PricewaterhouseCoopers LLP audited the financial statements of the Company for the fiscal year ended December 31, 2002.

      During the fiscal year of the Company ended December 31, 2001, and the subsequent interim period through May 31, 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such periods. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of the Company ended December 31, 2002 and 2001 or within the interim period through May 31, 2002.

      The audit reports of Arthur Andersen LLP on the consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The Company provided Arthur Andersen LLP with a copy of the foregoing disclosures and a letter from Arthur Andersen LLP confirming its agreement with these disclosures was filed as an exhibit to the Company’s current report on Form 8-K, filed with the SEC on June 3, 2002.

      During the fiscal year ended December 31, 2001, and the subsequent interim period through May 31, 2002, the Company did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

      None of the directors or executive officers of the Company or any subsidiary thereof, or any associates or affiliates of any of them, is or has been indebted to the Company at any time since the beginning of the last completed fiscal year in excess of $60,000. The Company did not make any loans to executive officers in 2003, and no loans currently exist to such officers. None of the directors or executive officers of the Company or any associate or affiliate of such person, had any material financial interest, direct or indirect, in any transaction or any proposed transaction with the Company during the past fiscal year.

PERFORMANCE GRAPH

      The following graph compares the percentage change in the Company’s cumulative total stockholder return on its common stock with (i) the cumulative total return of the NASDAQ Market Index and (ii) the cumulative total return of all companies (the “Peer Group”) with the same four-digit standard industrial code (SIC) as the Company (SIC Code 4841 — Cable and Other Pay Television Services) over the period from December 31, 1998 through December 31, 2003. The graph assumes an initial investment of $100 in each of the Company, the NASDAQ Market Index and the Peer Group and reinvestment of dividends. The Company did not declare or pay any dividends in 2003. The graph is not necessarily indicative of future price performance. This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG THE COMPANY, NASDAQ MARKET INDEX AND PEER GROUP*

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG LODGENET ENTERTAINMENT CORP.,
NASDAQ MARKET INDEX AND SIC CODE INDEX

ASSUMES $100 INVESTED ON DECEMBER 31, 1998

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DECEMBER 31, 2003

	December 31

	1998	1999	2000	2001	2002	2003

LodgeNet Entertainment	100.00	361.82	256.36	248.58	155.35	265.89
Cable, Other Pay TV Services	100.00	178.98	119.27	98.93	52.77	75.51
NASDAQ Market Index	100.00	176.37	110.86	88.37	61.64	92.68

*	Source: Media General Financial Services, Inc.

EQUITY COMPENSATION PLAN INFORMATION

(As Of December 31, 2003)

		(b)	(c)
	(a)		Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by stockholders(1)	2,652,661	$14.73	888,000
Equity compensation plans not approved by stockholders(2)	N/A	N/A	N/A
Total	2,652,661	$14.73	888,000

(1)	Prior to adoption of the 2003 Plan, the only stock option plan of the Company was the Company’s 1993 Plan, adopted August 16, 1993, and amended and restated as of May 9, 2001.

(2)	The Company does not have any equity compensation plans that have not been adopted by its stockholders.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The independent accountants of the Company are PricewaterhouseCoopers LLP, 650 Third Avenue South, Suite 1300, Minneapolis, MN 55402. PricewaterhouseCoopers LLP has performed auditing services for the Company since its appointment on May 31, 2002, which services have consisted of the annual audit and quarterly reviews of the consolidated financial statements of the Company and assistance and consultation in connection with filings with the SEC. All professional services rendered by PricewaterhouseCoopers LLP during 2003 were furnished at customary rates and terms.

      It is anticipated that representatives of PricewaterhouseCoopers LLP will be present at the Meeting to respond to appropriate questions regarding the Company’s consolidated financial statements.

      The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent accountants for the current fiscal year and the stockholders are being asked to ratify such appointment. The affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock represented and voting at the Meeting will be required for ratification of the appointment. In the event ratification does not pass, the Audit Committee will reconsider the appointment.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

ANNUAL REPORT

      The Company’s Annual Report to Shareholders, incorporating its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 accompanies this Proxy Statement. The Form 10-K contains consolidated financial statements of the Company and its subsidiaries and the report thereon of PricewaterhouseCoopers LLP, the Company’s independent accountants.

PROPOSALS OF STOCKHOLDERS

      Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. The 2005 Annual Meeting of Stockholders will be held on or about May 4, 2005. Proposals of stockholders intended to be included in the proxy materials for the 2004 Annual Meeting of Stockholders must be received by the Secretary of the Company, 3900 West Innovation Street, Sioux Falls, South Dakota 57107, by November 30, 2004 in a form that complies with the Company’s Bylaws and applicable requirements.

“HOUSEHOLDING” OF PROXY MATERIALS.

      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify the Company by sending a written request to LodgeNet Entertainment Corporation at 3900 West Innovation Street, Sioux Falls, South Dakota 57107 Attention: Corporate Secretary.

OTHER BUSINESS

      At the time this Proxy Statement was mailed, the Board of Directors know of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented thereby on such matters in accordance with the recommendations of the Board of Directors and authority to do so is included in the Proxy.

By Order of the Board of Directors,

DANIEL P. JOHNSON
Secretary

Dated: March 29, 2004

ANNEX I

LodgeNet Entertainment Corporation

Audit Committee Charter

Role

      The Audit Committee (the “Committee”) of the LodgeNet Entertainment Corporation (“LodgeNet” or the “Company”) Board of Directors (the “Board”) has primary responsibility for overseeing the integrity and quality of the Company’s accounting and reporting practices, the corporation’s compliance with legal and regulatory requirements regarding financial reporting, the independent accountant’s qualifications and independence, the performance of the Company’s independent accountants, the preparation of the reports that the rules of the Securities and Exchange Commission require be included in the Company’s annual proxy statement and other duties as directed by the Board or as required by the Securities and Exchange Commission (the “SEC”) or NASDAQ.

      The Committee shall serve as an independent and objective monitor of the Company’s financial reporting policies and processes and of the Company’s systems of internal control. In that regard, the Committee shall maintain open, objective communications among and between the Committee, the independent accountants, financial and senior management, and the Board. In particular, the Committee shall have the responsibility to review, assess and direct the activities of the Company’s independent accountants and to maintain open, direct communications therewith.

      The Committee is empowered to investigate any matter brought to its attention, with full power and authority to retain and engage independent counsel or other experts as necessary for the proper discharge of this responsibility.

Composition and Independence

      The Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent directors, as defined in the NASDAQ rules, and shall in addition be free from any relationship that, in the opinion of the Board, would interfere with the exercise of the independent judgment of the Committee member. All members shall have the ability to read and understand financial statements and be familiar with basic finance and accounting practices at the time of their appointment, and at least one member shall qualify as an audit committee financial expert under SEC rules and be financially sophisticated under the NASDAQ rules.

      Members of the Committee shall be appointed by the Board in accordance with the By-laws of the Company. Unless a Chair is elected by the Board, the Committee shall designate a Chair by majority vote of the full Committee membership.

Meetings

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. At least once annually, the Committee shall meet in separate sessions with each of financial management, senior management and independent accountants so as to permit each such group the opportunity to address matters that should be discussed privately. The Committee shall meet with financial management quarterly to review the Company’s financial results, financial reporting thereof and other accounting and reporting matters.

Responsibilities (not in priority order):

      1. Obtain approval of the Charter by the Board and review and assess this Charter annually or as deemed necessary and revise as considered appropriate.

      2. Review the Company’s quarterly and annual financial statements.

      3. Review stock exchange certifications, proxy statement disclosures and other filings related to the Committee or its activities.

      4. Ensure that quarterly and annual financial reports are reviewed by the independent accountants.

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LodgeNet Entertainment Corporation
Audit Committee Charter — (Continued)

      5. Review any and all reports to management by the independent accountants, including management responses thereto, if any.

      6. Assess, evaluate and select, at its sole discretion, the independent accountants, including establishment of the scope and rigor of the audit process and approval of all fees and compensation. Pre-approve all permissible non-audit services to be performed by the independent auditor.

      7. At least annually, request and obtain a written statement from the independent accountants which delineates all relationships between the independent accountants and the Company which may affect objectivity and independence and confirm that the independent accountants are ultimately responsible to the Board and the Committee. Ensure that any relevant matters relating to the independent auditors objectivity and independence is discussed, and take appropriate action to address the auditor’s independence.

      8. Periodically consult with the independent accountants, out of the presence of management, as to any significant matters regarding internal controls over financial reporting that have come to their attention during the conduct of their audit, the access to information and cooperation provided by management to the independent accountants, and the quality and integrity of the Company’s accounting and reporting practices including compliance with Staff Accounting Bulletin 99.

      9. Review with management and independent accountants the extent to which changes or improvements in financial or accounting policies and practices, as requested or approved by the Committee, have been implemented.

      10. Review with management and the independent accountants any significant risks and exposures of the Company and management’s steps to minimize them.

      11. Review with management and/or counsel, assess and approve related party transactions.

      12. Periodically review the status, with management and/or counsel, of pending litigation, taxation matters, regulatory requirements and compliance, compliance with corporate policies and other areas of legal and compliance oversight.

      13. Consider the effectiveness of the company’s internal controls and annual and interim financial reporting, including information technology security and control.

      14. Understand the scope of independent accountants’ testing of internal controls over financial reporting and obtain reports on significant findings and recommendations, together with management’s responses.

      15. Review and evaluate from time to time and provide guidance to management as to the form and substance of earnings press releases and financial information and earnings guidance provided to analysts and rating agencies, and report any issues with respect thereto to the Board.

      16. Establish and administer anonymous and confidential complaint procedures for the receipt, retention, investigation and resolution of complaints received by the Company regarding accounting, internal controls or auditing matters or the Company’s financial statements.

      17. Conduct an annual performance evaluation of the Committee.

      18. Report on Committee activities to the full Board at each meeting of the full Board.

      19. Periodically consult with the Company’s accounting staff regarding the quality and integrity of the Company’s financial statements and disclosures.

      20. Perform any other activities consistent with this Charter, the Company’s By-laws, and Delaware Corporation Law as the Committee or the Board deem appropriate.

2

ANNEX II

LODGENET ENTERTAINMENT CORPORATION

GOVERNANCE AND NOMINATION COMMITTEE CHARTER

Role

      The Governance and Nomination Committee (the “Committee”) of the LodgeNet Entertainment Corporation (the “Company”) Board of Directors (the “Board”) acts on behalf of and with the concurrence of the Board with respect to matters relating to the composition, membership, structure and effectiveness of the Board and the Board’s governance responsibilities.

Composition and Independence

      The Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent directors, free from any relationship that, in the opinion of the Board, would interfere with the exercise of the independent judgment of the Committee member and, further, shall satisfy any applicable independence standards of NASDAQ and any other regulatory requirements.

      Members of the Committee shall be appointed by the Board in accordance with the By-laws of the Company. The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee shall designate a Chair by majority vote of the full Committee membership.

      The Committee may form and delegate authority to subcommittees when appropriate.

Meetings

      The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Chair of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Chairperson shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting.

Responsibilities

      The Committee’s primary responsibilities are:

1. Develop and recommend to the Board a set of corporate governance principles applicable to the Company, and review and reassess the adequacy of such guidelines annually and recommend to the Board any changes deemed appropriate.

2. Develop policies on the size, composition and operation of the Board and its committees based on the current composition of the Board, legal and regulatory requirements, the competitive environment and the strategic direction of the Company.

3. Establish minimum qualifications that must be met by a Committee-recommended nominee for a position on the Board, including specific qualities or skills that are necessary for one or more of the Company’s directors to possess

4. Establish procedures for identifying and evaluation potential nominees for director, including nominees recommended by stockholders, and any differences in the manner in which the nominating committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

5. Establish procedures to be followed by stockholders in making recommendations to the Committee of persons to serve as directors of the Company.

1

6. Review and recommend possible candidates for Board membership consistent with the minimum qualifications for nominees established by the Committee and Board’s policies regarding the size and composition of the Board.

7. Annually conduct Board performance evaluations.

8. Regularly assess the effectiveness of Board agendas and collaborate with CEO to prepare and distribute to all members of the Board a calendar of activities that should occur throughout the year to achieve the Board’s goals and objectives.

9. Maintain an orientation program for new directors and a continuing education program for all directors.

10. Consider the necessity for and, if deemed advisable, establish procedures for stockholders to send communications to the Board, including a process for determining which communications will be relayed to Board members.

11. Consider the need for and, if deemed advisable, establish a policy with regard to Board members’ attendance at the Company’s annual meeting of shareholders.

12. Review and oversee Company policies on Business Conduct and Ethics and advise the Board on corporate governance matters.

13. Oversee the succession planning process for the Company and periodically review that process with the Board, as well as make recommendations to the Board with respect to candidates for the executive officers of the Company.

14. Coordinate quarterly meetings of independent directors and provide the Chair with guidance on any issues and matters appropriate for the Chair to address with the Company’s CEO.

15. Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems appropriate.

Resources

      The Committee shall have the authority to obtain advice and seek assistance from internal or external legal, accounting or other advisors. The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms. All fees and expenses of advisors engaged by the Committee shall be paid by the Company.

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Holder Account Number

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors

1.	To elect two persons to the Board of Directors of the Company to serve for three-year terms expiring in 2007 and until such persons’ successors are elected and qualified. The Board of Directors’ nominees are:

	For	Withhold
01 — Scott C. Petersen	☐	☐

02 — Scott H. Shlecter	☐	☐

B	Issues

The Board of Directors recommends a vote FOR the following proposals.

2.	Ratification of Appointment of Independent Accountants. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004.	For ☐	Against ☐	Abstain ☐

3.	Other Business. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof	For ☐	Against ☐	Abstain ☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate official position or representative capacity.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
/ /

Proxy — LodgeNet Entertainment Corporation

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held May 5, 2004

The undersigned hereby appoints Mr. Gary H. Ritondaro and Mr. David M. Bankers, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each (the “Proxies”), to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders (the “Annual Meeting”) of LodgeNet Entertainment Corporation (the “Company”) to be held at the Company’s corporate offices, 3900 W. Innovation Street, Sioux Falls, South Dakota 57107 on Wednesday, May 05, 2004 at 9:00 a.m. Central Daylight Time or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

This Proxy when properly executed will be voted as specified. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted “FOR” the election of Mr. Scott C. Petersen and Mr. Scott H. Shlecter and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004. If any other business is presented at the Annual Meeting, this Proxy confers authority to and shall be voted in accordance with the recommendation of the Board of Directors. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by filing with the Corporate Secretary of the Company a duly executed proxy bearing a later date or an instrument revoking this Proxy, or by attending and electing to vote in person.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
(Continued and to be signed on reverse side)